EXHIBIT 10.28

TRUST AGREEMENT
FOR CERTAIN AMOUNTS
THAT MAY BECOME PAYABLE
TO CERTAIN EXECUTIVES AND DIRECTORS
OF KEYCORP

          THIS TRUST AGREEMENT, made as of the 1st day of April, 1997, and amended as of August 25, 2003, is between KeyCorp, an Ohio corporation (“Key”), and Wachovia Bank, National Association, formerly known as Wachovia Bank of North Carolina, N.A. (the “Trustee”).
          Key has established a number of nonqualified retirement and deferred compensation plans to provide benefits to certain of its executives, Key has entered into a number of agreements with certain of its executives under which those executives may become entitled to payments and benefits after a change of control of Key (as defined in those agreements), and Key has established a plan pursuant to which members of the Board of Directors may defer a portion of the compensation payable to them in consideration of their services as directors and a plan pursuant to which members of the Board of Directors will receive deferred shares as part of the compensation payable to them in consideration for their services as directors. Key has identified and caused to be set forth on Exhibit A to this Trust Agreement a list of all such plans and agreements that Key intends to be subject to the terms of this Trust Agreement.
          Key desires to establish a trust (the “Trust”) and to contribute to the Trust assets that shall be held therein until paid to or on behalf of a Participant, and that shall be subject, while so held, to the claims of the creditors of Key in the event Key becomes Insolvent (as defined in Section 5.1 below). It is the intention of the parties that the Trust shall constitute an unfunded arrangement for purposes of Title I of the Employee Retirement Income Security Act of 1974. (Certain capitalized terms not defined elsewhere in this Trust Agreement are defined in Article 15 below.)
          In consideration of the premises, Key and the Trustee do hereby establish the Trust and agree that the Trust shall be comprised, held, and disposed of as follows:

Article 1. Establishment of Trust
          1.1 Key hereby deposits with the Trustee in trust $100, which shall become the principal of the Trust to be held, administered, and disposed of by the Trustee as provided in this Trust Agreement.
          1.2 The Trust hereby established may be revoked by Key at any time before the occurrence of the first to occur of (a) a Potential Change of Control (as defined in Section 15.9) and (b) a Change of Control (as defined in Section 15.3). If any Potential Change of Control occurs, the Trust hereby established may not be revoked by Key until both that particular Potential Change of Control and any other Potential Change of Control that may have also occurred have been “terminated” (as defined in Section 15.10) and the Trust then may be revoked by Key if and only if no Change of Control has then occurred. Upon the occurrence of a Change of Control, the Trust hereby established shall become irrevocable. Key’s General Counsel shall notify the Trustee promptly upon the occurrence of any Change of Control and of any Potential Change of Control.
          1.3 The Trust is intended to be a grantor trust, of which Key is the grantor, within the meaning of subpart F, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code, and shall be construed accordingly.
          1.4 The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Key and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Participants shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Covered Plans (as defined in Section 15.4 below) and this Trust Agreement shall be mere unsecured contractual rights of Participants against Key. Any assets held by the Trust will be subject to the claims of general creditors of Key under federal and state law in the event Key becomes Insolvent.

Article 2. Additional Funding
          2.1 Key, in its sole discretion, may at any time, or from time to time, make or cause to be made, directly or indirectly, additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered, and disposed of by the Trustee as provided in this Trust Agreement.
          2.2 If a Potential Change of Control occurs, Key shall, not later than the day before the occurrence of any Change of Control related to that Potential Change of Control, contribute to the Trust an amount equal to the excess, if any, of the Full Funding Amount (as defined in Section 15.5) over the value of the assets in the Trust (the “Current Trust Asset Value”) immediately prior to the contribution. At the time any contribution is made pursuant to Section 2.1 or this Section 2.2, Key may specify, in a written notice to the Trustee, that Key retains the right to withdraw the amount so contributed at any time before the earlier of (a) the occurrence of a Change of Control or

(b) the delivery by Key to the Trustee of a waiver of the right so retained. Absent such a notice by Key at the time of the contribution, the contribution shall be subject to withdrawal by Key only as provided in Article 3, dealing with discretionary withdrawals generally, or in Article 6, dealing with reversion of excess assets.
          2.3 Immediately upon the occurrence of the first Change of Control to occur after the execution of this Trust Agreement and thereafter on each and every anniversary of that Change of Control, Key shall contribute to the Trust an amount equal to the excess, if any, of the Full Funding Amount over the Current Trust Asset Value immediately prior to the contribution.

Article 3. Discretionary Withdrawals
          3.1 Key, in its sole discretion, at any time before the occurrence of the first to occur of a Potential Change of Control or a Change of Control, may withdraw assets from the Trust provided that no such withdrawal shall reduce the Current Trust Asset Value, immediately after the withdrawal, to an amount below $100.
          3.2 Except in the exercise of a right of withdrawal retained as provided in the second sentence of Section 2.2, Key shall not be entitled to make any discretionary withdrawal of assets from the Trust, after any Potential Change of Control has occurred, until both that particular Potential Change of Control and any other Potential Change of Control that may have also occurred have been terminated and Key may then make such a discretionary withdrawal if and only if no Change of Control has then occurred. No discretionary withdrawal under this Section 3.2 shall reduce the Current Trust Asset Value, immediately after the withdrawal, to an amount below $100.
          3.3 After a Change of Control has occurred, Key may not make any discretionary withdrawal from the Trust. Nothing in this Article 3 shall restrict the right of Key to receive a reversion of excess assets under Article 6.

Article 4. Payments to Participants.
          4.1 Not later than 120 days after the occurrence of a Potential Change of Control and again not later than 10 days following the occurrence of a Change of Control, Key shall deliver to the Trustee a schedule (the “Payment Schedule”) that lists the names and addresses of all Participants and indicates the amounts payable and to become payable to each Participant and/or provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable and that indicates the form in which such amounts are to be paid, as provided for or available under each Covered Plan, and the time of commencement for payment of such amounts. At the same time as Key delivers the Payment Schedule to the Trustee, Key shall deliver to each Participant that portion of the Payment Schedule that pertains to amounts that may become payable to that particular Participant. After the occurrence of a Change of Control, Key shall update the Payment Schedule, provide revised versions thereof to the Trustee, and provide the relevant portions thereof to each Participant from time to time and at such times so that each termination of the employment of any Participant (or the occurrence of any other fact or circumstance that alters the payments due or to become due to any Participant under any of the Covered Plans) is taken into account in a current revised Payment Schedule that has been appropriately delivered to the Trustee and to each Participant (to the extent relevant to each such Participant) not later than 10 days after its occurrence. Except as otherwise provided herein, the Trustee shall make payments to the Participants in accordance with the Payment Schedule as it may be revised from time to time. The Trustee shall make provision for the reporting and withholding of any federal, state, or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of each Covered Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld, and paid by Key.
          4.2 Except as otherwise specifically provided herein, the entitlement of a Participant to payments from Key under a particular Covered Plan shall be determined under the terms of the particular Covered Plan at issue. It is Key’s intention that any and all amounts that may become payable to Participants under the Covered Plans will be paid to the Participants at the times and in the amounts specified in the relevant Covered Plan.
          4.3 In order to provide added assurances to the Participants that the amounts to which they may be entitled under the Covered Plans will be calculated in good faith and paid promptly at the times and in the amounts specified in the respective Covered Plans, the following procedure shall be followed:
     (a) If, concurrently with or after the occurrence of a Change of Control, Key delivers to the Trustee a Payment Schedule indicating that a Participant is entitled to payments under a Covered Plan, the Trustee shall promptly thereafter deliver a copy of the relevant portion of the Payment Schedule to the Participant and shall make the payments so indicated in the Payment Schedule.
     (b) If, after the occurrence of a Change of Control, a Participant (either because no Payment Schedule has been delivered to the Trustee or because the Participant believes that the amounts specified in the Payment Schedule are incorrect) delivers written notice (a “Participant Payment Notice”) to the Trustee that the Participant is entitled to payments under a Covered Plan and requesting that the Trustee make payments to the Participant pursuant to that Covered Plan, the Trustee shall promptly deliver a copy of the Participant Payment Notice to Key and thereafter:
(i) if Key has not, within ten business days of the delivery of the Participant Payment Notice to the Trustee, delivered to the Trustee a notice (a “Key Stop Payment Notice”) in which Key asserts that the Participant is not entitled to the payments set forth in the Participant Payment Notice, the Trustee shall make the payments set forth in the Participant Payment Notice, or, alternatively,
(ii) if Key has, within ten business days of the delivery of the Participant Payment Notice to the Trustee, delivered to the Trustee a Key Stop Payment Notice, the disparity between the Participant Payment Notice and the Key Stop Payment Notice shall be resolved as provided in Section 4.4 below and any payments or portions thereof that are not in dispute shall be paid by the Trustee as and when due to the Participant.
          4.4 If the Trustee has received both a Participant Payment Notice and a Key Stop Payment Notice with regard to the same Covered Plan:
     (a) the Trustee shall engage the Accounting Firm (as defined in Section 15.1), at Key’s expense, to determine what payments the Participant is entitled to under the particular Covered Plan, which determination shall be made by the Accounting Firm as promptly as practicable but in all events within 30 days of the engagement of the Accounting Firm by the Trustee,
     (b) Key shall cooperate with the Accounting Firm and provide to it all information that is available to Key and is required by the Accounting Firm to make the determination referred to in (a) above within the time frame set forth therein, and
     (c) unless and until ordered to do otherwise by an award of arbitrators following arbitration proceedings instituted pursuant to Section 4.5 below, the Trustee shall make payments to the Participant in the amount or amounts and at the time or times determined by the Accounting Firm.
          4.5 In the event of any dispute between a Participant and Key with respect to whether the Participant is entitled to payments (or the amounts thereof) under a Covered Plan and/or to payment thereof from the assets of the Trust, either party (Key or the Participant) may deliver to the other a demand for binding arbitration. If either party delivers any such demand to the other, the dispute shall be determined by binding arbitration conducted in Cleveland, Ohio according to the Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration the arbitrators may consider, with such weight as they may deem appropriate, any determination by the Accounting Firm that may have been made as provided in Section 4.4 above. The award of the arbitrators will be final and binding and judgment on the award may be entered in any court having jurisdiction over the subject matter and the parties.
          4.6 In order to discourage Key from disputing, otherwise than in good faith, any amounts properly due to a Participant, the costs and expenses related to any arbitration proceeding referred to in Section 4.5 shall be borne as provided in this Section 4.6. Key shall bear the cost of its own attorneys and other representatives and all of the fees and expenses of the arbitrators and the arbitration proceedings. The reasonable fees and expenses of the Participant’s attorneys relating to the subject matter of the arbitration shall be paid by Key unless and to the extent the arbitrators determine (which determination shall be final and binding upon the parties) that the positions advanced by the Participant in any such arbitration have no reasonable basis (which determination need not be made simply because the arbitrators decide against the Participant on any or all substantive points). If Key fails to pay any of the costs and expenses related to any arbitration as specified in this Section 4.6, the Trustee shall pay such amounts from the assets of the Trust.
          4.7 Key may make payments under any Covered Plan directly to or on behalf of a Participant as they become due under the terms of the Covered Plan. If Key makes any such payment it shall notify the Trustee of its decision to make such payments directly prior to the time amounts are payable to or on behalf of the Participant. In addition, if the principal of the Trust and any earnings thereon are not sufficient to make any payments that are due and payable under any Covered Plan in accordance with its terms, Key shall make the balance of each such payment as it falls due. The Trustee shall notify Key whenever principal and earnings are not sufficient.
          4.8 When making any payment to a Participant under a Covered Plan that is overdue, the Trustee shall increase the amount of the payment to include interest on the overdue payment from the date due to the date of the distribution calculated on a daily basis, compounded as of the end of each calendar month, and using as the interest rate for each calendar month or part thereof during the period with respect to which interest is due the prime lending rate published by KeyBank National Association or its successor and in effect on the first day of that calendar month.

          4.9 Whenever a payment under a Covered Plan with respect to a Participant is payable to a beneficiary of the Participant rather than to the Participant, the beneficiary shall be entitled to all of the rights of the Participant under all of the provisions of this Trust Agreement with respect to that payment.
          4.10 Notwithstanding any other provision of this Trust Agreement, if at any time circumstances are such that Key would be prohibited from making any particular payment under a Covered Plan by the regulations adopted by the Federal Deposit Insurance Corporation limiting payments in the nature of golden parachutes in certain circumstances (12 CFR Parts 303 and 359), the Trustee shall refrain from making those same payments until such time as Key would not be prohibited from making those same payments by those regulations. Unless and until the

Trustee is notified in writing by Key or by a federal banking agency that circumstances are such that Key would be prohibited from making any particular payment by reason of the regulations referred to in the immediately preceding sentence, the Trustee may conclusively presume that no such prohibition exists.

Article 5. Trustee Responsibility Regarding Payments to Participants when Key Is Insolvent.
          5.1 The Trustee shall cease payments to Participants from the Trust if Key is Insolvent. Key shall be considered “Insolvent” for purposes of this Trust Agreement if (a) it is unable to pay its debts as they become due, or (b) it is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
          5.2 At all times during the continuance of the Trust, the principal and income of the Trust shall be subject to claims of general creditors of Key under federal and state law as set forth below.
     (a) The Board of Directors and the Chief Executive Officer of Key shall have the duty to inform the Trustee in writing of Key’s Insolvency. If a person claiming to be a creditor of Key alleges in writing to the Trustee that Key has become Insolvent, the Trustee shall determine whether Key is Insolvent and, pending such determination, the Trustee shall discontinue payments from the Trust to Participants.
     (b) Unless the Trustee has actual knowledge of Key’s Insolvency, or has received notice from Key or a person claiming to be a creditor alleging that Key is Insolvent, the Trustee shall have no duty to inquire whether Key is Insolvent. The Trustee may in all events rely on such evidence concerning Key’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning Key’s solvency.
     (c) If at any time the Trustee has determined that Key is Insolvent, the Trustee shall discontinue payments to Participants and shall hold the assets of the Trust for the benefit of the general creditors of Key. Nothing in this Trust Agreement shall in any way diminish any rights of Participants to pursue their rights as general creditors of Key with respect to benefits due under the Covered Plans or otherwise.
     (d) The Trustee shall resume the making of payments to Participants in accordance with Section 4 of this Trust Agreement only after the Trustee has determined that Key is not Insolvent (or is not any longer Insolvent).
          5.3 Provided that there are sufficient assets, if the Trustee discontinues payments under the Covered Plans from the Trust pursuant to Section 5.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants under the terms of the Covered Plans for the period of such discontinuance, less the aggregate amount of any payments made to the Participants by Key in lieu of the payments provided for hereunder during any such period of discontinuance.

Article 6. Reversion of Excess Assets.
          From time to time after the third anniversary of the first Change of Control occurring after the execution of this Trust Agreement, if and when requested by Key to do so, the Trustee shall engage the services of the Accounting Firm, at the expense of Key, to determine the Aggregate Plan Liability (as defined in Section 15.2). If the Current Trust Asset Value at the time of the calculation exceeds 150% of the dollar amount of the Aggregate Plan Liability and the Trustee is requested to do so by Key, the Trustee shall pay the amount of any such excess over 150% to Key. The Trustee shall determine, in its sole discretion, how the funds necessary to make any such payment are to be raised from Trust assets.

Article 7. Payments to Key.
          Except as provided in Article 3 or in Article 6, Key shall not have any right or power to direct the Trustee to return to Key or to divert to others any of the Trust assets before all payments that may become payable to any and all Participants under the Covered Plans have been made to Participants. At such point in time as no further payments are payable or may become payable in the future to or with respect to any Participant under any Covered Plan, the remaining assets of the Trust shall be paid to Key.

Article 8. Investment Authority.
          8.1 The Trustee shall invest and reinvest the trust property, including any income accumulated and added to principal, only in (a) annuity or life insurance contracts that either have been contributed to the trust property by Key or are issued by one or more insurance companies that are rated at least A++ by Best Life Insurance Reports at the time of issuance; (b) interest-bearing deposit accounts or certificates issued or offered by any one or more Federal Deposit Insurance Corporation insured financial institutions having in each case an investment grade rating from Moody’s Investor Services and Standard & Poor’s Investment Advisory Service and a capital and surplus of at least $1,000,000,000 in the aggregate (but excluding obligations of Key); (c) direct obligations of the United States of America, or obligations the payment of which is guaranteed, as to both principal and interest, by the government or an agency of the government of the United States of America; (d) readily marketable debt securities listed on a United States national securities exchange (other than securities of Key) that are rated at least “investment grade” by one or more nationally recognized rating agencies; or (e) shares or other units of participation in any mutual fund or investment trust fund maintained by the Trustee, which are invested exclusively or predominantly in assets described in the foregoing clauses (a) through (d) of this Section 8.1. In no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Key, other than a de minimis amount held in common investment vehicles in which the Trustee invests. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Participants. The Trustee shall not be liable to any Participant or beneficiary under any Covered Plan for any insufficiency of the trust property to discharge all benefits due the same under the Covered Plan; rather, the liability for all such benefits shall be and remain the primary and ultimate responsibility of Key and any such benefits not discharged in full by payments made by the Trustee under this Trust Agreement shall be paid by Key.
          8.2 The Trustee is empowered to register securities, and to take and hold title to other property, in the name of the Trustee or in the name of a nominee without disclosing the Trust. Securities also may be held in bearer form and may be held in bulk with certificates of the same class and issuer which are assets of other fiduciary accounts. The Trustee shall be responsible for any wrongful acts of any nominee of the Trustee.
          8.3 The Trustee is empowered to take all actions necessary or advisable in order to collect any life insurance, annuity, or other benefits or payments of which the Trustee is the designated beneficiary. Key may maintain in force all life insurance policies held in the Trust by paying premiums and other charges due thereon; but if any such premiums or other charges are not paid directly by Key, the Trustee shall pay such premiums and other charges on or before the due date thereof.
          8.4 Subject to the Trustee’s obligation, as set forth in Section 4, to use Trust assets for payment of benefits to Participants or their beneficiaries: (a) to the extent the Trustee has cash or its equivalent readily available for the payment of premiums due or policy loans and/or dividends are available for such purpose, the Trustee shall pay premiums due with such cash or its equivalent or policy loans and/or dividends, as the Trustee may deem best; but if the Trustee does not have sufficient cash or its equivalent readily available and policy loans and dividends are not available, then the Trustee shall dispose of or otherwise use other assets held by it in the Trust to generate the necessary cash or, if no such other assets are available, the Trustee may surrender one or more of the life insurance policies in order to generate cash with which to pay premiums on one or more of the other life insurance policies. If the Trustee determines to surrender one or more of the life insurance policies as permitted by the immediately preceding sentence, the Trustee may consult with Key, both before and after a Change of Control, as to which life insurance policies should be surrendered to maximize the aggregate economic benefit to the Trust of all of the life insurance policies. The Trustee shall have no liability to Key or any other person if, as a result of an insufficiency of cash or its equivalent, policy loans and dividends, and assets that can be disposed of or otherwise used to generate cash, the Trustee is unable to pay premiums as they become due.
     8.5 The Trustee shall be named sole owner and beneficiary of each life insurance policy held in the Trust and shall have full authority and power to exercise all rights of ownership relating to the policy, including the right to borrow against the policy, except that the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.
     8.6 The Trustee shall have the power to acquire additional life insurance coverage on Participants through application for new life insurance when directed by Key. The Trustee shall acquire any additional life insurance from the agent or agents designated by Key.

Article 9. Accounting by Trustee.
     The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Key and the Trustee. All such accounts, books, and records shall be open to inspection and audit at all reasonable times by Key. Within 60 days following the close of each calendar year and within 60 days after the removal or resignation of the Trustee, the Trustee shall deliver to Key a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements, and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities, and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Article 10. Calculations of Current Trust Asset Value and Aggregate Plan Liability.
     10.1 Any determination of the Current Trust Asset Value that is to be made before the occurrence of any Change of Control shall be made by Key. After the occurrence of a Change of Control, all determinations of the Current Trust Asset Value shall be reasonably made by the Trustee and may be based on the determination of one or more qualified independent appraisers, consultants, or other experts retained by the Trustee for that purpose.

     10.2 Any determination of the Aggregate Plan Liability that is to be made before the occurrence of any Change of Control shall be made by Key. After the occurrence of a Change of Control, all determinations of the Aggregate Plan Liability shall be reasonably made by the Trustee and may be based on the determination of one or more qualified independent actuaries, consultants, or other experts retained by the Trustee for that purpose. All such determinations shall be based on the terms of the Covered Plans and the actuarial assumptions and methodology set forth in Exhibit B.
     10.3 Key shall pay all costs incurred in determining the Current Trust Asset Value and/or the Aggregate Plan Liability from time to time. If not so paid, these costs shall be paid from the Trust. Key shall reimburse the Trust within 30 days after receipt of a bill from the Trustee for any such costs paid out of the Trust.

Article 11. Responsibility of Trustee.
     11.1 The Trustee shall at all times act in accordance with, and its obligations hereunder shall be at all times subject to, all applicable laws and regulations as from time to time in effect. The Trustee shall act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request, or approval that is contemplated by, and in conformity with, the terms of the Trust and is given in writing by Key prior to the occurrence of any Change of Control. If the Trustee determines that Key is Insolvent, the Trustee shall not be liable to any person on account of the Trustee’s discontinuation of payment from the Trust to Participants for so long as the Trustee deems Key to be Insolvent. Except as otherwise provided in Section 4.5 above with respect to binding arbitration of disputes between a Participant and Key, in the event of a dispute between Key and any other party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.
     11.2 If the Trustee undertakes or defends any litigation arising in connection with the Trust, Key agrees to indemnify the Trustee against the Trustee’s costs, expenses, and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If such costs, expenses, and liabilities are not paid by Key in a reasonably timely manner, the Trustee may obtain payment from the Trust. Key shall reimburse the Trust within 30 days after receipt of a bill from the Trustee for any such costs, expenses, and liabilities paid out of the Trust.
     11.3 The Trustee may consult with legal counsel (who may also be counsel for the Trustee generally) with respect to any of its duties or obligations hereunder.
     11.4 The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants, or other professionals and may rely on the advice given by such professionals, to assist it in performing any of its duties or obligations hereunder, including, without limitation, to assist it in enforcing against Key any of the obligations of Key under this Trust Agreement.
     11.5 The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein.
     11.6 Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give the Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Article 12. Compensation and Expenses of Trustee.
     The Trustee shall be entitled to receive reasonable compensation for its services in accordance with its published fee schedule as in effect from time to time. The Trustee shall be entitled to receive its reasonable expenses incurred with respect to the administration of the Trust, including fees incurred by the Trustee pursuant to Sections 11.3 and 11.4 of this Trust Agreement. Such compensation and expenses shall be payable by Key. If not so paid, the fees and expenses shall be paid from the Trust. Key shall reimburse the Trust within 30 days after receipt of a bill from the Trustee for any such fees or expenses paid out of the Trust.

Article 13. Tenure and Succession of Trustee.
     13.1 Key may remove any trustee from time to time serving under this Trust Agreement at any time upon giving 60 days written notice to such trustee and each trustee from time to time serving under this instrument shall have the right to resign by delivering a written notice of resignation to Key, except that: (a) Key shall not have any power to remove the Trustee at any time after a Change of Control, and (b) no such removal or resignation shall become effective until the acceptance of the trust by a successor trustee designated in accordance with Section 13.2.
     13.2 If Wachovia Bank, National Association, or any successor to it designated in accordance with this Section 13.2, for any reason shall decline, cease, or otherwise fail to serve as trustee, the vacancy in the trusteeship shall be filled by such bank or trust company, wherever located, having a capital and surplus of at least $100,000,000 in the aggregate, as shall be designated by Key (if the designation is made prior to the occurrence of any Change of Control) or by the resigning Trustee (if the designation is made after the occurrence of any Change of Control). If neither Key nor the resigning Trustee designates a successor trustee in circumstances where such a designation is contemplated by this Section 13.2, any party in interest, including any Participant or Beneficiary, may apply to any court of competent jurisdiction sitting in Cuyahoga County, Ohio to have a successor trustee designated by the court.
     13.3 Upon acceptance of the trust, each successor trustee shall be vested with the title to the trust property possessed by the trustee that it succeeds and shall have all the powers, discretions, and duties of such predecessor trustee. No successor trustee shall be required to furnish bond.
     13.4 Each successor trustee may accept as complete and correct and may rely upon any accounting by any predecessor trustee and upon any statement or representation by any predecessor trustee as to the assets comprising or any other matter pertaining to the administration of the Trust. No successor trustee shall be liable for any act or omission of any predecessor trustee or have any duty to enforce or seek to enforce any claim of any kind against any predecessor trustee on account of any such act or omission.

Article 14. Amendment or Termination.
     14.1 Except as provided in the second sentence of this Section 14.1, at any time before the occurrence of the first Change of Control to occur after the execution of this Agreement, Key, in its sole discretion, may amend this Trust Agreement (including the exhibits hereto) in any manner and may terminate this Trust Agreement. If at any particular point in time (a) one or more Potential Changes of Control have occurred, (b) one or more of those Potential Changes of Control has not yet been terminated, and (c) no Change of Control has occurred, then Key may not, at that particular point in time, terminate this Trust Agreement and Key may only amend this Trust Agreement if and to the extent permitted by Section 14.2 below.
     14.2 At any particular point in time when (a) one or more Potential Changes of Control have occurred, (b) one or more of those Potential Changes of Control has not yet been terminated, and (c) no Change of Control has occurred: Key may not terminate this Trust Agreement but Key may add one or more additional plans or agreements to the class of Covered Plans and Key may amend this Trust Agreement (including the exhibits hereto), provided that (x) Key determines, in the exercise of its reasonable discretion, that the amendment is in the best interests of the Participants, taken as a group, and (y) no such amendment shall remove any plan or agreement from the class of Covered Plans unless the plan has been terminated and there are no further obligations due or to become due thereunder to any Participant.
     14.3 After a Change of Control has occurred, this Trust Agreement (including the exhibits hereto) may not be amended or terminated except as provided in Section 14.5.
     14.4 Unless earlier revoked pursuant to Section 1.2, the Trust shall not terminate until the date on which Participants are no longer entitled to any further payments pursuant to the terms of any of the Covered Plans. Upon termination of the Trust on or after that date, any assets remaining in the Trust shall be returned to Key.
     14.5 Upon written approval of all Participants who are or may in the future be entitled to receive any payment pursuant to the terms of any of the Covered Plans, Key may terminate the Trust prior to the time all payments that are or may become due in the future under the Covered Plans have been made. All assets in the Trust at any such termination shall be returned to Key.

Article 15. Certain Definitions.
     15.1 From and after the occurrence of the first Change of Control to occur after the execution of this Trust Agreement, the term “Accounting Firm” shall mean the independent auditors of Key for the fiscal year preceding the first year in which there occurred either (a) that Change of Control or (b) any Potential Change of Control that had not terminated before the occurrence of that Change of Control and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Trust Agreement, the Trustee shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Trust Agreement, except that such other accounting firm shall not be the then independent auditors for Key or any of its affiliates (as defined in Rule 12b-2 promulgated under the 1934 Act).
15.2 The term “Aggregate Plan Liability” as at any time shall mean the maximum amount of payments that have not yet been paid but could become payable in the future under the Covered Plans, determined as provided in Section 10.2.
     15.3 A “Change of Control” shall be deemed to occur if and when there occurs any of the circumstances set forth in any of clauses (a) through (d) of this Section 15.3. For these purposes and for purposes of Section 15.9, Key will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Section 15.3 and of Section 15.9, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of Key or any successor to Key:

     (a) Key is merged with or into, is consolidated with, or becomes the subsidiary of another corporation and, immediately after giving effect to that transaction, either:
(i) less than 45% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to the transaction, or
(ii) individuals who were directors of Key on the day before the first public announcement of (A) the pendency of the transaction or (B) the intention of any Person to cause the transaction to occur, cease for any reason to constitute at least 50% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key.
     (b) Any Person becomes the beneficial owner of 35% or more of the outstanding voting stock of Key or files a report on Schedule 13D or Schedule 14D-1, each as adopted under the 1934 Act (or any successor schedule, form, or report), disclosing the acquisition of 35% or more of the outstanding voting stock of Key in a transaction or series of transactions.
     (c) The shareholders of Key approve a plan providing for the dissolution of Key or for the sale, lease, exchange, or other disposal of (in one transaction or a series of related transactions) all or substantially all of the assets of Key and its subsidiaries, taken as a whole.
     (d) Without the prior approval, solicitation, invitation, or recommendation of the Board of Directors of Key, any Person makes a public announcement of a bona fide intention (i) to engage in a transaction with Key that, if consummated, would result in a Change of Control under any of subclauses (a) through (c) above, (ii) to “solicit” (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Board of Directors of Key, or (iii) to engage in an election contest relating to the election of directors of Key (pursuant to Regulation 14A, including Rule 14a-11, under the 1934 Act), and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of Key (the “Incumbent Directors”) cease for any reason to constitute at least 50% thereof unless both (x) the election, or the nomination for election by Key’s shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (y) prior to the time that the Incumbent Directors no longer constitute at least 50% of the Board of Directors, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be at least 50% of the Board of Directors was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under items (i), (ii), or (iii) of this subclause (d).
     15.4 The term “Covered Plan” means any one of the plans and agreements identified on Exhibit A, as the same may be amended from time to time in accordance with Section 14.2 above. To the extent that certain benefits under any one or more of the plans and agreements listed on Exhibit A are secured by one or more “Prior Rabbi Trusts” (as defined in Section 15.11), those benefits, to the extent they are so secured, shall not be treated as benefits under a Covered Plan for purposes of this Trust Agreement (i.e. there is no intention to provide duplicate coverage for any particular benefits) and no benefits that are secured by one or more Prior Rabbi Trusts shall be paid by the Trustee pursuant to this Trust Agreement or taken into account for any purpose under this Trust Agreement.
     15.5 The term “Full Funding Amount” as of any point in time shall mean an amount equal to 125% of the Aggregate Plan Liability as of that point in time.
     15.6 The term “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.
     15.7 The term “Person” shall mean a “person” as used in Section 13(d) and Section 14(d)(2) of the 1934 Act.
     15.8 The term “Participant” shall mean an executive or director who is a participant in or party to any of the Covered Plans.
     15.9 A “Potential Change of Control” shall be deemed to occur if and when there occurs any of the circumstances set forth in any of the following clauses (a) through (d):
     (a) Key enters into a definitive agreement pursuant to which Key is to be merged with or into, is to be consolidated with, or is to become the subsidiary of another corporation and the definitive agreement contemplates that, immediately after giving effect to that transaction, either:
(i) less than 45% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key will represent or have been issued in exchange for voting securities of Key outstanding immediately prior to the transaction, or
(ii) individuals who were directors of Key on the day before the first public announcement of (A) the pendency of the transaction or (B) the intention of any Person to cause the transaction to occur, will cease for any reason to constitute at least 50% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key.

     (b) A tender offer or exchange offer is commenced providing for the acquisition of 35% or more of the outstanding voting stock of Key or any application, letter, or notice is delivered to or filed with any state or Federal regulatory authority indicating an intention to acquire 35% or more of the outstanding voting stock of Key.
     (c) Without the prior approval, solicitation, invitation, or recommendation of the Board of Directors of Key, any Person makes a public announcement of a bona fide intention (i) to engage in a transaction that, if consummated, would constitute a Change of Control, (ii) to “solicit” (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Board of Directors of Key, or (iii) to engage in an election contest relating to the election of directors of Key (pursuant to Regulation 14A, including Rule l4a-11, under the 1934 Act) which, if successful, would result in the election of one or more directors, not nominated by the Board of Directors of Key.
     (d) There is delivered to the shareholders of Key proxy material soliciting approval a plan providing for the dissolution of Key or for the sale, lease, exchange, or other disposal of (in one transaction or a series of related transactions) all or substantially all of the assets of Key and its subsidiaries, taken as a whole.
     15.10 A Potential Change of Control shall be deemed to have “terminated:”
     (a) In the case of a Potential Change of Control described in Section 15.9(a), upon the termination of the definitive agreement without the occurrence of a Change of Control.
     (b) In the case of a Potential Change of Control described in Section 15.9(b), upon the termination or consummation of the tender or exchange offer, or the withdrawal, rejection, or denial of the application, letter, or notice, without the acquisition of 35% or more of the outstanding voting stock of Key.
     (c) In the case of a Potential Change of Control described in Section 15.9(c), the abandonment of the intention to engage in the transaction that, if consummated, would have constituted a Change of Control, the termination of the solicitation without a shareholder vote, or the defeat by the shareholders of the proposal or the termination of the election contest without the election of any director not nominated by the Board of Directors of Key, as the case may be.
     (d) In the case of a Potential Change of Control described in Section 15.9(d), the abandonment of the plan before a shareholder vote or the vote by the shareholders not to approve the plan.
     15.11 The term “Prior Rabbi Trust” shall mean any one of the following trust agreements: (a) the Trust Agreement entered into between Ameritrust Corporation and Wachovia Bank and Trust Company, N.A. on November 3, 1988, (b) the KeyCorp Umbrella Trust for Executives entered into between Key and NBD Bank, N.A. as of July 1, 1990, or (c) the KeyCorp Umbrella Trust for Directors entered into between Key and NBD Bank, N.A. as of July 1, 1990.
     15.12 The term “SEC” shall mean the Securities and Exchange Commission.
     15.13 The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

16. Miscellaneous
     16.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
     16.2 This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
     16.3 Each Participant is an intended beneficiary under the Trust, and as an intended beneficiary shall be entitled to enforce all terms and provisions of this Trust Agreement with the same force and effect as if such person had been a party to this Trust Agreement.

IN WITNESS WHEREOF, Key and the Trustee have executed this Amended Trust Agreement as of August 25, 2003.

Wachovia Bank, National Association		KEYCORP

By		By
	Beverley H. Wood		Thomas E. Helfrich
	Senior Vice President		Executive Vice President

EXHIBIT A
COVERED PLANS
Individual by Individual Limitation on Plans Specified in Category 1 or Category 2: Plans specified in either of Category 1 or Category 2 below are to be covered by the Trust insofar, but only insofar, as the plans provide benefits to individuals who (a) had terminated their employment with Key or a predecessor on or before January 1, 1997 and are listed on Annex I to this Exhibit A, (b) were in job grade 89 (or equivalent) or above with Key or an affiliate at any time on or after January 1, 1997, or (c) were or are members of the KeyCorp Board of Directors.

Time Limitation on Benefits Payable Under Plans Specified in Category 1 or Category 2: In general, benefits payable under plans specified in either of Category 1 or Category 2 are to be covered by the Trust insofar, but only insofar, as the benefits arise out of or are related to the performance of services by an individual on or before the second anniversary of the first Change of Control to occur after the date of execution of the Trust Agreement. In addition, benefits payable with respect to any such plan that are provided pursuant to an agreement specified in either of Category 3 or Category 4 of this Exhibit A are to be covered by the Trust.

Amendments, etc.: If, before the first Change of Control to occur after the date of execution of the Trust Agreement, any of the plans and agreements specified in Categories 1 through 4 below are from time to time amended or modified, or a new plan or agreement is entered into in replacement thereof or substitution therefor, the reference shall be deemed to include the amendment or modification, or the replacement or substitute plan or agreement, as the case may be.

Category 1. Retiree Benefit Plans

•	KeyCorp Excess Cash Balance Pension Plan (new plan as of 1/1/95)

•	KeyCorp Excess 401(k) Savings Plan (old Society Supplemental Stock Purchase and Savings Plan from 4/15/87)

•	KeyCorp Supplemental Retirement Plan (old Society Supplemental Retirement Plan from 5/14/81)

•	KeyCorp Supplemental Retirement Benefit Plan (old Key plan from 1/1/81, restated 8/16/90)

•	KeyCorp Executive Supplemental Pension Plan (new plan as of 1/1/95)

•	Retirement Benefits to be provided pursuant to employment or other agreements with those particular individuals listed on Annex 1 or Annex 2 to this Exhibit A.

Category 2. Deferred Compensation Plan

•	KeyCorp Deferred Compensation Plan (new Key plan for 1997, into which the KeyCorp Executive Deferred Compensation Plan was merged)

•	KeyCorp Director Deferred Compensation Plan

•	KeyCorp Automatic Deferral Plan

•	KeyCorp Directors' Deferred Share Plan

•	KeyCorp Signing Bonus Plan

Category 3. Employment Agreements (3)

•	Robert T. Clutterbuck

•	Henry L. Meyer III

•	William B. Summers

Category 4. Change of Control Agreements (30 as of August 20, 2003)

•	Patrick V. Auletta

•	William Barnes

•	Kevin M. Blakely

•	Richard J. Buoncore

•	Thomas W. Bunn

•	Michael A. Butler

•	George E. Emmons, Jr.

•	Michael L. Evans

•	Barbara Godin

•	Christopher M. Gorman

•	Linda A. Grandstaff

•	Karen R. Haefling

•	Paul N. Harris

•	Robert B. Heisler, Jr.

•	Thomas E. Helfrich

•	Leroy G. Irving

•	Robert G. Jones

•	Jack L. Kopnisky

•	Paul A. Larkins

•	Michael J. Monroe

•	Peter K. Potchen

•	Robert G. Rickert

•	Kevin P. Riley

•	David J. Schutter

•	Thomas C. Stevens

•	Patrick J. Swanick

•	Andrew R. Tyson

•	Joseph M. Vayda

•	Jeffrey B. Weeden

•	Len E. Williams

Plus any other Change of Control Agreement that (a) is substantially similar to the Change of Control Agreements listed above and (b) is entered into by Key before the occurrence of the first Change of Control to occur after the execution of this Trust Agreement.

ANNEX 1
to
EXHIBIT A
Wilson M. Brown, Jr.
Donald Cruse
Richard Kesslar
Bruce C. Murray
Robert Patrick
Frank Ponchak
Perry B. Wydman
Gordon E. Heffern

ANNEX 2
to
EXHIBIT A
Robert W. Gillespie
Roger Noall

EXHIBIT B
Assumptions and Methodology for
Determining Aggregate Plan Liability

     1. The liability for benefits under each Plan will be calculated using two different assumptions as to when Participants terminate service:
     (a) As of the date of the first Change of Control occurring after the execution of this Trust Agreement.
     (b) Twenty four months after the first Change of Control occurring after the execution of this Trust Agreement, assuming future compensation continues at current levels, and future deferrals under deferred compensation plans continue through the end of the twenty four month period at levels that are consistent with the levels of deferrals elected by the participants in those plans under the last elections made before the first to occur of (i) the first Change of Control occurring after execution of this Trust Agreement and (ii) any Potential Change of Control related to that Change of Control.
The liability for accrued benefits under each Plan will be the greater of the liabilities calculated in accordance with (a) and (b) above. If the liability for benefits varies depending upon the circumstances under which a Participant terminates service (for example, whether the Participant resigns or is terminated by action of the employer), the liability shall be calculated based on the greatest potential benefit to the Participant.
     2. Calculations will be based upon the most valuable optional form of payment available to the Participant.
     3. The liability for benefits under deferred compensation or other defined contribution Plans shall be equal to the deferral or other account balances (vested and unvested) of Participants as of the applicable date, plus projected deferrals expected to be made within 24 months after the applicable date pursuant to prior elections. Account balances of Participants under a Plan shall be calculated based on crediting the highest rate of interest that was being credited under that Plan on the date six months before the first to occur of (i) the first Change of Control occurring after execution of this Trust Agreement and (ii) any Potential Change of Control related to that Change of Control.
     4. The liability for benefits under other Plans shall be equal to the present value of accrued benefits (vested and unvested) of Participants as of the relevant dates under 1(a) or (b) above.
     5. No mortality is assumed prior to the commencement of benefits. Future mortality is assumed to occur in accordance with the 1983 Group Annuity Table Unisex Rates after the commencement of benefits.
    6. The present value of amounts shall be determined using a discount rate equal to the average of the Pension Benefit Guaranty Corporation immediate annuity rate for a nonmultiemployer plan for the full six months prior to the calculation date.
     7. In determining the dollar cost of providing any benefit that is to be provided in stock or the value of which is dependent upon the value of KeyCorp Common Shares, the dollar cost of providing those benefits shall be determined using a value for KeyCorp Common Shares equal to 140% of the highest closing price for KeyCorp Common Shares at any time within the six month period ending on the determination date.
     8. Where left undefined above, calculations will be performed in accordance with generally accepted actuarial principles.